Exhibit 99.0

For Immediate Release	Contact:	Darrell Oliver
September 14, 2010		(973) 802-9627

PRUDENTIAL FINANCIAL, INC. ELECTS MARTINA HUND-MEJEAN

TO BOARD OF DIRECTORS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Martina Hund-Mejean has been elected to the company’s board of directors, effective October 1, 2010.

Hund-Mejean is the chief financial officer of MasterCard Incorporated, as well as a member of its Executive Committee. MasterCard, which reported $5.1 billion in revenues in 2009, develops and markets payment solutions, processes payment transactions and provides support services to financial institution customers and merchants.

Previously, Hund-Mejean was the senior vice president and corporate treasurer at Tyco International Ltd., and earlier served as the senior vice president and treasurer at Lucent Technologies. Hund-Mejean has been recognized as one of the “100 Most Influential People in Finance” by Treasury and Risk Management Magazine.

“Martina brings a very strong blend of business acumen, financial sophistication and international experience to Prudential’s board of directors, and we are extremely pleased to welcome her to our company,” said John Strangfeld, chairman and CEO of Prudential Financial. “We highly value her demonstrated leadership and execution skills as we look to build on our already strong market positions.”

Hund-Mejean earned an M.A. from the University of Freiberg and an MBA from the Darden School of Business at the University of Virginia.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $690 billion of assets under management as of June 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.